Filed pursuant to Rule 424(b)(5)
Registration Number 333-257697

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 2023

PRELIMINARY PROSPECTUS SUPPLEMENT (To prospectus dated July 13, 2021)

KULR Technology Group, Inc.

Shares of Common Stock

KULR Technology Group, Inc. (the “Company” or “we” or “our” or “us”) is offering (“Offering”) up to                shares of the Company’s common stock, par value $0.0001 per share (“Shares”).

Our common stock is listed and traded on the NYSE American LLC (“NYSE American”) under the symbol “KULR.” On September 11, 2023, the last reported sale price of our common stock on NYSE American was $0.59 per share.

Investing in our securities involves significant risks. Before making an investment decision, you should carefully review and consider all of the information set forth in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein, including the risks and uncertainties described under “Risk Factors” beginning on page S-8  of this prospectus supplement and the risk factors incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

		Per Share		Total
Public offering price	$		$
Underwriting discounts and commissions(1)	$		$
Proceeds, before expenses, to the Company(2)	$		$

(1)

Does not include the reimbursement of certain expenses of the underwriters the Company has agreed to pay. In addition, we have agreed, subject to certain conditions, to issue warrants to the representative of the underwriters as a portion of the underwriting compensation payable to the underwriters in connection with this offering. Please see “Underwriting” beginning on page S-14 for additional information regarding the total compensation to be received by the underwriters.

We have granted the underwriters a 30 day option to purchase up to an additional shares of            common stock from us at the price to the public, less the underwriting discount solely to cover over-allotments, if any. If the underwriters exercise their option in full, the total underwriting discount payable by us will be $          and the total proceeds, before expenses, to us will be $          .

The underwriters expect to deliver the shares, against payment, on or about September      , 2023.

Sole Book Running Manager	Co-Manager
The Benchmark Company	Titan Partners Group
a division of American Capital Partners, LLC

The date of this prospectus supplement is September     , 2023.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed on Form S-3 (Registration No. 333-257697) with the U.S. Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process.

Each time we conduct an offering to sell securities under the accompanying base prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the price, the number of securities being offered and the plan of distribution. The shelf registration statement was filed with the SEC on July 6, 2021, and was declared effective by the SEC on July 13, 2021. The registration statement is effective as of the date of this prospectus supplement. This prospectus supplement describes the specific details regarding this offering and may add, update, or change information contained in the accompanying base prospectus. The accompanying base prospectus provides general information about us and our securities, some of which, such as the section entitled “Plan of Distribution,” may not apply to this offering.

This prospectus supplement and the accompanying base prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making offers to sell or solicitations to buy our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and adds to, and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

If information in this prospectus supplement is inconsistent with the accompanying base prospectus or the information incorporated by reference with an earlier date, you should rely on this prospectus supplement. This prospectus supplement, together with the accompanying base prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus and any free writing prospectus we have authorized for use in connection with this offering, include all material information relating to this offering. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information and you must not rely on any unauthorized information or representations.

You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus and any free writing prospectus we have authorized for use in connection with this offering is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should carefully read this prospectus supplement, the accompanying base prospectus and the information and documents incorporated herein by reference herein and therein, as well as any free writing prospectus we have authorized for use in connection with this offering, before making an investment decision. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in this prospectus supplement and in the accompanying base prospectus.

This prospectus supplement and the accompanying base prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the full text of the actual documents, some of which have been filed or will be filed and incorporated by reference herein. See “Where You Can Find More Information” in this prospectus supplement. We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement or the accompanying base prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus supplement and the accompanying base prospectus contain and incorporate by reference certain market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, estimates as they relate to projections involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus supplement and the accompanying base prospectus and under similar headings in the documents incorporated by reference herein and therein. Accordingly, investors should not place undue reliance on this information.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. It does not contain all of the information that may be important to you before deciding to invest in our securities. We encourage you to carefully read this entire prospectus supplement, the accompanying base prospectus, and the documents incorporated by reference herein or therein, especially the “Risk Factors” section in this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2022, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, which reports may be amended, supplemented or superseded from time to time by other reports we file with the SEC, or other documents that are incorporated by reference before making an investment decision. Unless the context otherwise requires, when we refer to “KULR” “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean KULR Technology Group, Inc. and its subsidiaries on a consolidated basis. References to “you” refer to a prospective investor.

About KULR

Overview and Market Opportunities

KULR Technology Group, Inc., through our wholly owned subsidiary KULR Technology Corporation, develops and commercializes an energy management platform to accelerate the global transition to a sustainable electrification economy. This energy management platform consists of high-performance thermal management technologies for batteries and electronics, AI-powered battery management and vibration mitigation software solutions, and reusable energy storage modules. Our mission is to advance and apply these technologies to make our world more sustainable by using less energy; using energy more efficiently; making energy consumption safer and cooler; using less materials to achieve these goals; and completing the circular economy through recycling.

Active government initiatives propelled by industry and regulatory tailwinds are increasing demand for energy storage, battery recycling and clean energy, resulting in an expanding total addressable market for KULR’s solutions. According to Precedence Research, global energy storage systems market is to grow from $211 billion in 2021 to $435 billion by 2030. In addition, the global lithium-ion battery recycling industry is to grow from $6.5 billion in 2022 to $35.1 billion by 2031, according to Market and Markets Research. The Company’s disruptive technologies strive to fulfill an addressable $24 billion thermal management systems market (estimated based on market data projections published by Converged Markets stating that the thermal management systems market size was projected to grow from $11.1 billion in 2017 to $24.8 billion by 2025). The Company’s integrated design approach offers comprehensive solutions in thermal interface materials, lightweight heat exchangers, and protection against lithium-ion battery thermal runaway propagation. Its high-performance solutions can be designed to fit demanding configurations and applications.

As companies and governments around the world pledge to meet net zero emissions over the next few decades, we believe KULR is uniquely positioned to accelerate the adoption of clean energy solutions and sustainable products and facilitate the migration to a global circular economy. The Company’s goal is to provide total battery safety solutions for more efficient battery systems, increased sustainability, and end-of-life battery management, making KULR a key technology solutions provider in the migration to a global circular economy.

KULR ONE and KULR ONE Design Solutions (“K1DS”)

We believe the KULR ONE family of battery packs represent a groundbreaking innovation that is driving the world's transition to a more sustainable electrification economy. These revolutionary designs offer a unique combination of cutting-edge features, including unparalleled safety, exceptional performance, intelligent functionality, modular construction, reliability, and customizability. The KULR ONE battery packs have been engineered to meet the exacting demands of the world's most demanding applications. They offer a comprehensive solution that addresses the critical need for safe and reliable energy storage in a wide range of industries, from aerospace and defense to electric vehicles and consumer electronics. One of the key features of the KULR ONE family of battery packs is its modular design. This allows for greater flexibility as customers can easily adjust the size and configuration of the battery pack to suit their specific application requirements. The intelligent functionality of the KULR ONE packs also allows for real-time monitoring and optimization of battery performance, ensuring optimal efficiency and longevity. In addition to offering exceptional performance and reliability, the KULR ONE battery packs are also designed with safety as a top priority. The KULR ONE battery packs incorporate state-of-the-art thermal management technology to prevent overheating and ensure safe operation even in the most challenging environments. Overall, we believe the KULR ONE family of battery packs is at the forefront of the global drive towards sustainable electrification. With its unparalleled combination of safety, performance, intelligence, modularity, reliability, and customizability, we believe KULR ONE is positioned to revolutionize the way we think about energy storage and powering the world's most demanding applications.

K1DS offers a comprehensive approach to designing safe and reliable battery solutions for a wide range of applications. Our services start with the quality and reliable cell supply from North American sources to ensure that our customers receive high-performing and long-lasting batteries. To ensure the performance and safety of our batteries, we have various cell testing capabilities, including cell screening to NASA 37A. We also conduct extensive cell testing to ensure that our batteries meet the highest standards for safety and reliability. Our Multiphysics modeling capabilities, which include the use of GTC Suite software, enable us to optimize battery performance and minimize the risk of failure. Our battery design services focus on designing custom solutions that meet our customers' specific needs. We conduct rigorous testing of those battery packs to ensure reliability and safety, including systems-level testing that helps customers understand the safety and reliability of their applications. Additionally, we provide real-time monitoring of their batteries to ensure battery health and safety in the field, minimizing the risk of failure and prolonging battery life. In summary, our KULR ONE design services offer a comprehensive approach to battery design and testing, ensuring that our customers receive high-performing and safe battery solutions that meet their unique needs. We strive to be the go-to provider for reliable and innovative battery solutions that accelerate the global transition to a sustainable electrification economy.

KULR VIBE Solution

During 2022, we acquired intellectual property from Vibetech International, LLC (“Vibetech”), which allows KULR to expand itself as a vertically integrated energy management company focused on sustainable energy solutions. For nearly twenty years, the primary application has been aviation. However, advances in measurement and computing technologies have allowed us, through our KULR VIBE platform, to provide transformative and scalable solutions across transportation, renewable energy (wind farm), manufacturing, industrial, performance racing and autonomous aerial (drone) applications among others. KULR VIBE is a suite of products and services providing vibration analysis and mitigation. KULR VIBE addresses one of the most challenging issues with advanced machinery today; excessive energy robbing vibrations that are destructive to both the machinery and in many cases the operator. The KULR VIBE suite of technologies utilize proprietary sensor processes with advanced learning algorithms to both achieve precision balancing solutions, and successfully predict component failure based on its comprehensive database of vibration signatures. Its enhanced AI learning algorithms pinpoint areas where excess vibrations cause a loss of energy that can lead to system malfunctions, weakened performance, and maintenance issues. The KULR VIBE AI platform also allows the Company to bring optimized battery safety and improved kinetic energy efficiency to customers across industries, including electric vehicles, aircraft, e-mobility, power tools and other motorized systems.

This innovative technology can be utilized as a standalone solution or be paired with existing track and balance technology to facilitate vibration reduction, achieve increased energy production, and reduce mechanical failures thereby extending platform life. KULR VIBE recently balanced the motors and blades of a mission critical drone to demonstrate the benefits of the technology. The results were a 23% increase in battery life and a lift increase of 45%. Same motors, same blades, KULR VIBE optimized.

The KULR VIBE suite of products and services have provided vibration analysis and mitigation to global companies across multiple industries and sectors. According to Grand View Research, the global vibration motor market was estimated at $4.91 billion in 2022 and is forecast to grow at a compounded annual growth rate of 6.3% from 2023 to 2030.

Intellectual Property and Patent Strategy

Our intellectual property strategy includes pursuing patent protection for new innovations in core carbon fiber architecture development, application development, acquisition of intellectual property, and licensing of third-party patents and intellectual property. As of the date of this prospectus supplement, we have five patents granted and assigned to KULR, licenses with certain exclusive rights to four third party patents, and one pending nonprovisional patent application.

Recent Operational Highlights

●	KULR was awarded an initial $1.13M U.S. Army contract to develop next generation high-energy battery packs employing the KULR ONE Design Solutions (“K1-DS”) platform. KULR will utilize the K1-DS platform to fast track this new design through prototyping phases and into manufacturing readiness for the U.S. Army’s advanced aviation applications. Development activities began at the end of April 2023 and are slated to run through early 2024. Management believes this timeline sets a new standard for what could have historically taken several years.

●	KULR partnered with a world leading provider of drone-powered package delivery services. KULR will leverage its K1-DS platform and proprietary technology for the development of high-capacity lithium battery packs for use in last-mile delivery, which is the most expensive and time-consuming part of the shipping process.

●	KULR received an additional development contract from a branch within the United States Armed Forces to develop high-energy battery packs for uninterruptible power supplies to mobile command centers. This contract is another example of how the KULR ONE Design Solutions platform offers KULR partners unique, comprehensive solutions that management believes result in the safest battery solutions for high energy and demanding applications.

●	KULR provided safe battery testing solutions to a top 5 global manufacturer in the electric vertical take-off and landing (“eVTOL") sector. The tests are to be completed in the third quarter of 2023 and will further advance eVTOL battery safety as federal regulators look to put forward certification rules for the emerging eVTOL air taxi market.

●	KULR announced expansion of its SafeCASE™ product line for electric bikes and the overall consumer e-mobility market. KULR is bringing to the consumer market the same patented technology it provides NASA to protect astronauts on the International Space Station and manned space missions. With over 300 million e-bikes alone in use around the world today and growing at double-digit percentages, the threat of battery related fires is real and growing. KULR is actively engaged in discussions with multi-family Homeowner Associations, lawmakers, community leaders, as well as those that represent urban multi-story buildings to provide unique solutions to meet or exceed current and anticipated regulations.

Recent Developments

Yorkville Letter Agreement

On August 30, 2023, we entered into a letter agreement (the “Letter Agreement”), which Letter Agreement amended, restated and replaced a similar agreement that was dated August 16, 2023 and amended on August 22, 2023, with YA II PN, Ltd (the “Investor”), which is managed by Yorkville Advisors Global, L.P. (collectively “Yorkville”), to supplement and modify the Supplemental Agreement we entered into with the Investor dated September 23, 2022 (the “Supplemental Agreement”). Pursuant to the Supplemental Agreement, we received an initial pre-paid advance in the principal amount of $15,000,000 on September 23, 2022 (the “First Advance”) and a second pre-paid advance in the principal amount of $2,000,000 on March 10, 2023 (the “Second Advance,” and collectively, with the First Advance, the “Advances”). As of the date of this prospectus supplement there was $7,150,000 principal, excluding the accrued and unpaid interest thereon outstanding. Interest accrues on the outstanding balance of the Advances at a rate equal to an annual rate of 10%, subject to an increase to 15% upon Events of Default (as defined in the Supplemental Agreement), and is required to be repaid on the date that is 12 months following the date of the respective Advance.

Pursuant to the Letter Agreement and if we raise $15,000,000 or more in this offering, we shall pay the entire outstanding principal amount together with accrued interest thereon as well as a 5% cash payment premium on the principal amount outstanding to Yorkville and, upon such payment, the Supplemental Agreement and the Standby Equity Purchase Agreement we entered into with the Investor on May 13, 2022, as amended on June 3, 2022 (as amended, the “Standby Equity Purchase Agreement”), shall both automatically terminate. However, if we raise less than $15,000,000 in this offering, we shall make the following payments: (i) on or before September 22, 2023, $1,500,000 in principal amount together with accrued interest thereon as well as a 5% cash payment premium in respect of such principal amount (the “September Payment”); (ii) on or before November 30, 2023, $1,500,000 in principal amount together with accrued interest thereon as well as a 5% cash payment premium in respect of such principal amount (the “November Payment”); (iii) on or before December 31, 2023, $2,000,000 in principal amount together with accrued interest thereon as well as a 5% cash payment premium in respect of such principal amount (the “December Payment”); and (iv) on or before January 31, 2024, the remaining principal amount of the advances together with accrued interest thereon as well as a 5% cash payment premium in respect of such principal amount (the “January Payment”). The Investor has agreed not to submit any advance notices to us prior to December 1, 2023 but beginning December 2, 2023, the Investor shall have the option to request advances of no more than $1,383,333 in principal amount of advances, which amount shall be decreased by any amount of the November Payment actually paid. Thereafter, during the calendar month of January 2024, the Investor shall have the option to request advances of no more than $1,383,333 in principal amount of advances, which amount shall be decreased by any amount of the December Payment actually paid. Thereafter, the Investor shall have the option to request advances of no more than $1,383,333 in principal amount of advances per month, which amount shall be decreased by any amount of the January Payment or other repayments actually paid. The foregoing limitations agreed by the Investor shall not apply (i) at any time upon the occurrence and during the continuance of an Event of Default (as defined in the Supplemental Agreement), including failure to make any repayment as set forth above, and (ii) with respect to any Investor notice requesting an Advance utilizing a price per share equal to the fixed price (which, for the avoidance of doubt, is $1.7677). The foregoing limitations may be waived with prior written consent.

Any failure to pay the Investor when and as due, as set forth in the Letter Agreement, and which failure if not cured by us within the applicable cure period then, (i) the Floor Price (as defined in the Supplemental Agreement) shall be reduced to a price equal to 80% of the closing price on the date we failed to pay any amount of the aforementioned repayments (but in no event less than $0.20); and (ii) if the number of shares under the Exchange Cap (as defined in the Standby Equity Purchase Agreement) is depleted to below 5,000,000 shares of common stock, we will be required to immediately initiate procedures to seek shareholder approval to issue shares of common stock, if needed, in excess of the Exchange Cap.

Corporate Information

We were incorporated in the State of Delaware in December 2015 and were formerly known as “KT High-Tech Marketing, Inc.” and, prior to that as, “Grant Hill Acquisition Corporation.” In April 2016, KULR implemented a change of control by issuing shares to new stockholders, redeeming shares of existing stockholders, electing new officers and directors and accepting the resignations of its then existing officers and directors. Our principal executive offices are located at 4863 Shawline Street, San Diego, California 92111, and our telephone number is (408) 663-5247. Our corporate website address is https://www.kulrtechnology.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus and should not be relied upon with respect to this offering.

The KULR name or logo, and any other current or future trademarks, service marks and trade names appearing in this prospectus supplement and the accompanying prospectus are the property of KULR Technology Group, Inc. Other trademarks and trade names referred to in this prospectus supplement and the accompanying prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus supplement and the accompanying prospectus are referred to without the symbols ® and TM, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our Annual Report on Form 10-K for the most recent fiscal year and subsequently filed Quarterly Reports on Form 10-Q, as described in the section entitled “Incorporation of Certain Documents by Reference” in this prospectus supplement.

THE OFFERING

Issuer	KULR Technology Group, Inc.

Shares we are offering	shares of common stock.

Over-allotment Option

We have granted the underwriters an option to purchase up to             additional shares of our common stock. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus supplement.

Common Stock to be outstanding immediately following this offering	shares of common stock; and shares of common stock if the underwriters exercise their over-allotment option in full.

Public offering price	$ per share of common stock.

Use of Proceeds	We estimate that our net proceeds from this offering will be approximately $ (or approximately $ if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay certain amounts owed to Yorkville and for general corporate and working capital purposes. See “Use of Proceeds.”

NYSE American symbol	“KULR”

Risk Factors	An investment in our common stock involves certain risks. We urge you to carefully consider all of the information described in the section entitled “Risk Factors” this prospectus supplement and the risk factors incorporated by reference from our filings with the SEC.

Lock-ups

We have agreed that, during a period of 60 days after the date of this prospectus supplement, other than as agreed upon in our Letter Agreement with Yorkville and subject to other exceptions, we will not sell, transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock.

In addition, our officers, directors and holders of 5% of outstanding shares of our common stock, have agreed, subject to certain exceptions, that, during a period of 90 days after the date of this prospectus supplement, they will not sell, transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock.

See “Underwriting” for more information.

The number of shares of our common stock expected to be outstanding after this offering is based on 118,754,566 shares of common stock outstanding as of June 30, 2023, and excludes the following:

•	up to 10,168,469 shares of our common stock issuable as of June 30, 2023, in connection with our prepaid advance liability, at an assumed conversion price of $0.75 per share (see the discussion herein titled Yorkville Letter Agreement, which could result in some or all of the prepaid advance liability being settled in cash rather than in shares);
•	up to 8,163,505 shares of common stock reserved for future issuances and grants as of June 30, 2023 under our 2018 Equity Incentive Plan;
•	up to 3,000,000 shares of our common stock issuable as of June 30, 2023, upon the vesting of restricted stock units under our 2018 Equity Incentive Plan;
•	up to 795,216 shares of our common stock issuable upon exercise of options outstanding as of June 30, 2023, at a weighted average exercise price of $1.58 per share;
•	up to 2,524,410 shares of common stock issuable upon the exercise of outstanding warrants as of June 30, 2023, at a weighted average exercise price of $1.02 per share;
•	up to shares of common stock issuable pursuant to the underwriters’ over-allotment option; and
•	up to shares of common stock issuable upon exercise of the representative’s warrant.

Unless otherwise stated or the context requires otherwise, all information in this prospectus supplement reflects and assumes no exercise of outstanding options and warrants, including no exercise of the warrants to be issued to the representative of the underwriters in connection with this offering, and assumes no exercise by the underwriters of their option to purchase additional shares.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and discussed under the heading “Risk Factors”  in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K and in any other documents incorporated by reference into this prospectus, as may be amended, supplemented or superseded from time to time by our future filings with the SEC that we have incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding to invest in our securities. If any of the following risks actually occur, our business, prospects, operating results and financial condition could suffer materially. In such event, the trading price of our securities could decline and you might lose all or part of your investment. These risks are not the only ones faced by us. Additional risks not known or that are deemed immaterial could also materially and adversely affect our financial condition, results of operations, our products, business and prospects. Any of these risks might cause you to lose all or a part of your investment.  Please also read carefully the section below entitled “Cautionary  Note Regarding Forward-Looking Statements.”

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our securities.

Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We intend to use the net proceeds from this offering to repay certain amounts owed to Yorkville and for general corporate and working capital purposes. However, our use of these proceeds may differ substantially from our current plans. If, ultimately, we do not utilize the proceeds of this offering in manners that do not yield a significant return or any return to our stockholders, our stock price may decline.

If you purchase securities sold in this offering, you may experience immediate dilution as a result of this offering.

Because the price per share of our common stock being offered may be higher than the net tangible book value per share of our common stock, you may experience dilution to the extent of the difference between the offering price per share of common stock you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of June 30, 2023, was approximately $0.02 per share of common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities, all divided by the number of shares of common stock outstanding. Furthermore, if any of our outstanding options or warrants are exercised at prices below the public offering price, we grant additional options or other awards under our equity incentive plans or issue additional warrants, you may experience further dilution of your investment. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

We may sell additional equity or debt securities in the future to fund our operations, which may result in dilution to our stockholders and impose restrictions on our business.

In order to raise additional funds to support our operations, we may sell additional equity or debt securities, which, in the case of equity securities, would result in dilution to all of our stockholders or, in the case of debt securities, may impose restrictive covenants that adversely impact our business. The sale of or other incurrence of indebtedness would result in increased fixed payment obligations and could also result in restrictive covenants, such as limitations on our ability to incur additional debt and certain operating restrictions that could adversely impact our ability to conduct our business. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. If we are unable to expand our operations or otherwise capitalize on our business opportunities, our business, financial condition and results of operations could be materially adversely affected.

Our stock price has been volatile historically and may continue to be volatile.

The trading price of our common stock has been and may continue to be subject to wide fluctuations. During the six months ended June 30, 2023, the closing price of our common stock ranged from $0.58 to $1.38. Our stock price may fluctuate in response to a number of factors, such as quarterly variations in operating results; announcements by us or our competitors; changes in financial estimates and recommendations by securities analysts; the operating and stock price performance of comparable companies; news reports relating to trends in our markets or general economic conditions; the level of demand for our stock, including the amount of short interest in our stock; and stockholder collateral arrangements, and cash requirement on funds or stockholders that result in stockholder trades. There are several products offered in the market that allow stockholders to hedge stock, pledge their stock for collateral or engage in short selling, which can negatively impact the price of our stock. We do not prohibit these arrangements but have strict policies against trading based upon material non-public information. Our stock price may be volatile given that operating results may vary from the expectations of securities analysts and investors, which are beyond our control. In the event that our operating results fall below expectations, the trading price of our common shares may decline significantly. Moreover, fluctuations in our stock price and our price-to-earnings multiple may have made our stock attractive to hedge or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction, particularly when viewed on a quarterly basis. In addition, the stock market in general, has experienced volatility that often has been unrelated to the operating performance of companies. These broad market fluctuations may adversely affect the price of our stock, regardless of our operating performance. Negative market conditions could adversely affect our ability to raise additional capital or the value of our stock in connection with merger and acquisition activities.

We have not paid dividends in the past and have no plans to pay dividends.

We plan to reinvest all of our earnings, to the extent we have earnings, in order to pursue our business plan and cover operating costs and to otherwise become and remain competitive. We do not plan to pay any cash dividends with respect to our securities in the foreseeable future. We cannot assure you that we would, at any time, generate sufficient surplus cash that would be available for distribution to the holders of our common stock as a dividend. Therefore, you should not expect to receive cash dividends on our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements in this prospectus supplement and the documents incorporated by reference herein that are not historical facts should be considered “forward looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Some of the forward-looking statements can be identified by the use of words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” “project,” “continue” or “anticipates” or similar expressions or words, or the negatives of those expressions or words. Although we believe that our plans, intentions and expectations reflected in, or suggested by, such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved.

Some of the important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. Additional risks, uncertainties and other factors are incorporated herein by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, as may be amended, supplemented or superseded from time to time by our subsequent filings with the SEC.

You should read this prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference herein and therein and any free writing prospectus that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

Unless required by applicable securities law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason, after the date of this prospectus supplement. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $         (or approximately $         if the underwriters exercise the overallotment option in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use a portion of the net proceeds from this offering to repay certain amounts owed to Yorkville, in accordance with the Letter Agreement outlining the payoff amounts, the 5% cash payment premium and daily interest applicable until the date of the payoff. As described elsewhere in this prospectus supplement, there is $7,150,000 outstanding principal owed under the Advances, which amount accrues interest at a rate equal to 10% per annum. See “Recent Developments – Yorkville Letter Agreement” for additional information. We intend to use the remainder of net proceeds for working capital and for other general corporate purposes.

The expected use of the net proceeds from the sale of common stock offered by this prospectus supplement represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors and, as of the date of this prospectus supplement, we cannot specify with certainty all the particular uses of the net proceeds from this offering. Accordingly, our management will retain broad discretion over the allocation of the net proceeds from this offering.

CAPITALIZATION

The following table sets forth our cash and consolidated capitalization as of June 30, 2023:

●	On an actual basis; and

●	On an as adjusted basis to give effect to the sale of up to shares of common stock offered hereby at the a offering price of $ per share of common stock, and assuming the receipt of the estimated net proceeds of $ million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The as adjusted amounts shown below are unaudited and represent management’s estimate. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus supplement.

	As of June 30, 2023
	Actual (Unaudited)	As Adjusted (Unaudited)
	(U.S. $ in thousands)
Cash	$1,320	$
Total Current Liabilities	$11,785	$
Stockholders’ Equity:
Share capital and additional paid in capital	$59,302	$
Treasury stock	(296)
Accumulated deficit	(55,532)
Total stockholders’ equity	$3,474	$

The above discussion and table is based on 118,754,566 shares of common stock outstanding as of June 30, 2023, and excludes the following:

•	up to 10,168,469 shares of our common stock issuable as of June 30, 2023, in connection with our prepaid advance liability as of June 30, 2023, at an assumed conversion price of $0.75 per share (see the discussion herein titled Yorkville Letter Agreement, which could result in some or all of the prepaid advance liability being settled in cash rather than in shares);
•	up to 8,163,505 shares of common stock reserved for future issuances and grants as of June 30, 2023 under our 2018 Equity Incentive Plan;
•	up to 3,000,000 shares of our common stock issuable as of June 30, 2023, upon the vesting of restricted stock units under our 2018 Equity Incentive Plan;
•	up to 795,216 shares of our common stock issuable upon exercise of options outstanding as of June 30, 2023, at a weighted average exercise price of $1.58 per share;
•	up to 2,524,410 shares of common stock issuable upon the exercise of outstanding warrants as of June 30, 2023, at a weighted average exercise price of $1.02 per share;
•	up to shares of common stock issuable pursuant to the underwriters’ over-allotment option; and
•	up to shares of common stock issuable upon exercise of the representative’s warrant.

Unless otherwise stated or the context requires otherwise, all information in this prospectus supplement reflects and assumes no exercise of outstanding options and warrants and assumes no exercise by the underwriters of their option to purchase additional shares.

DILUTION

If you invest in our shares of common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the offering price per share and as adjusted, net tangible book value per share immediately after this offering.

Our net tangible book value is determined by dividing our total tangible assets, less total liabilities, by the number of shares of common stock outstanding as of June 30, 2023. Our net tangible book value as of June 30, 2023, was $0.02 per share. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale by us in this offering of up to         shares of common stock, at an offering price of $          per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2023, would have been approximately $          per share. This represents an immediate increase in net tangible book value of approximately $         per share to our existing security holders and an immediate dilution in as adjusted net tangible book value of approximately $          per share to purchasers of our securities in this offering, as illustrated by the following table:

Offering price per share of common stock			$
Net tangible book value per share as of June 30, 2023		$0.02
Increase in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share as of June 30, 2023, after giving effect to this offering			$
Dilution in as adjusted net tangible book value per share to investors participating in this offering			$

If the underwriters exercise the option to purchase an additional shares of common stock in full at the public offering price of $         per share, our adjusted net tangible book value as of June 30, 2023, after giving effect to this offering, would have been approximately $         per share, representing an increase in net tangible book value of approximately $          per share to existing stockholders and immediate dilution in net tangible book value of approximately $         per share to investors participating in this offering.

The above discussion and table is based on 118,754,566 shares of common stock outstanding as of June 30, 2023 and excludes the following:

•	up to 10,168,469 shares of our common stock issuable as of June 30, 2023, in connection with our prepaid advance liability, at an assumed conversion price of $0.75 per share (see the discussion herein titled Yorkville Letter Agreement, which could result in some or all of the prepaid advance liability being settled in cash rather than in shares);
•	up to 8,163,505 shares of common stock reserved for future issuances and grants as of June 30, 2023 under our 2018 Equity Incentive Plan;
•	up to 3,000,000 shares of our common stock issuable as of June 30, 2023, upon the vesting of restricted stock units under our 2018 Equity Incentive Plan;
•	up to 795,216 shares of our common stock issuable upon exercise of options outstanding as of June 30, 2023, at a weighted average exercise price of $1.58 per share;
•	up to 2,524,410 shares of common stock issuable upon the exercise of outstanding warrants as of June 30, 2023, at a weighted average exercise price of $1.02 per share;
•	up to shares of common stock issuable pursuant to the underwriters’ over-allotment option; and
•	up to shares of common stock issuable upon exercise of the representative’s warrant.

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options or warrants to purchase our common stock and assumes no exercise by the underwriters of their option to purchase additional shares. The exercise of outstanding options or warrants having an exercise or conversion price less than the offering price would increase dilution to investors participating in this offering. In addition, we may choose to raise additional capital depending on market conditions, our capital requirements and strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through our sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to shares of common stock offered hereby at an offering price of $           per share of common stock, and assuming the receipt of the estimated net proceeds of $            million (or approximately $             if the underwriters exercise their overallotment option in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The shares of our common stock are registered under Section 12 of the Exchange Act and are traded on NYSE American under the symbol “KULR”. No other securities of the Company are registered under Section 12 of the Exchange Act. The following description of the shares of our common stock is a summary of the material terms of such securities. For more information, we refer you to our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), a copy of which was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2022.

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. The number of shares of our common stock outstanding as of June 30, 2023 were 118,754,566. As of the same date, we had preferred stock designated as follows: 1,000,000 shares designated as Series A Preferred Stock (of which none were outstanding); 31,000 shares designated as Series B Convertible Preferred Stock (of which none were outstanding); 400 shares designated as Series C Convertible Preferred Stock (of which none were outstanding); and 650 shares designated as Series D Convertible Preferred Stock (of which none were outstanding).

Common Stock

Voting Rights. Each holder of our common stock is entitled to one vote per share on all matters on which stockholders are generally entitled to vote. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Dividends. Subject to the preferential rights, if any, of the holders of any outstanding series of our preferred stock, holders of shares of our common stock are entitled to receive dividends out of any of our funds legally available when, as and if declared by our Board of Directors (“Board”). The timing, declaration, amount and payment of future dividends depend upon our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant.

Liquidation. If we liquidate, dissolve or wind up our affairs, holders of our common stock will be entitled to share proportionately in our assets available for distribution to stockholders, subject to the preferential liquidation rights, if any, of the holders of any outstanding series of our preferred stock.

Other Rights. The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.

The shares of common stock offered in this offering, upon payment and delivery in accordance with the Underwriting Agreement (as defined herein), will be fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is VStock Transfer LLC, located at 18 Lafayette Place, Woodmere, New York 11598. The telephone number of VStock Transfer LLC at such address is (212) 828-8436.

UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement (the “Underwriting Agreement”) with The Benchmark Company, LLC as the book running manager. The underwriters named below have agreed to purchase from us, on a firm commitment basis, the number of shares of common stock set forth opposite their name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement.

Underwriters	Number of shares of common stock
The Benchmark Company, LLC
Titan Partners Group LLC, a division of American Capital Partners, LLC
Total

The Underwriting Agreement will provide that the underwriters are obligated to purchase all of the shares of common stock offered by this prospectus supplement, other than those covered by the over-allotment option, if any shares of common stock are purchased. The underwriters are offering the shares when, as and if issued to and accepted by them, subject to a number of conditions. These conditions include, among other things, the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for this purpose have been initiated or threatened by the SEC. Furthermore, pursuant to the Underwriting Agreement, the underwriters’ obligations is subject to customary conditions, representations and warranties contained in the Underwriting Agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

In connection with the offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically.

Over-allotment Option

We have granted a 30-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional  shares of our common stock on the same terms as the other shares being purchased by the underwriters from us, less underwriting discounts and commissions to cover over-allotments, if any. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, the underwriters must purchase a number of additional shares approximately proportionate to their initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

Underwriters’ Compensation

Except as disclosed in this prospectus supplement, the underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority, Inc. (“FINRA”), to be underwriting compensation under its rule of fair price.

Discount

The underwriting discount is equal to the public offering price per share, less the amount paid by the underwriters to us per share. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters. We have agreed to sell the shares of common stock to the underwriters at the price of $              per share.

The following table shows the per share price and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

Total without
		Per Share of	Exercise of		Exercise of
		Common	Over-allotment		Over-allotment
		Stock	option		option
Public Offering Price	$		$	$
Underwriting discount (1)	$		$	$
Proceeds, before expenses, to us	$		$	$

(1)  Represents an underwriting discount of 7.0% of the public offering price.

Expense

We have agreed to pay or reimburse the underwriters for certain of the underwriters’ out-of-pocket expenses relating to the offering, including up to $117,500 for the fees and expenses of the underwriters’ outside legal counsel, the underwriters’ actual accountable “road show” expenses for the offering, the costs associated with receiving commemorative mementos and lucite tombstones, the costs of the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software, and up to $7,500 of fees, expenses and disbursements relating to background checks of our officers and directors. We estimate that our total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $385,000. We have paid an expense deposit of $32,500 to The Benchmark Company, LLC which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not incurred.

Representative’s Warrants

In the event that we receive gross proceeds of at least $4,000,000 from this offering (excluding proceeds from investors (the “Company Introduced Investors”) that we have introduced to The Benchmark Company, LLC), we shall issue The Benchmark Company, LLC and/or its designees a warrant (“Representative’s Warrant”) to purchase such number of shares of our common stock representing 3% of the shares of our common stock sold in this offering to investors other than Company Introduced Investors. The Representative’s Warrant are exercisable at any time and from time to time, in whole or in part, during the two year period commencing six months after the commencement of sales related to this offering at an initial exercise price per share of common stock of $           , which is equal to 100% of the public offering price of the shares of common stock in this offering. The Representative’s Warrants shall be exercisable on a cashless basis, if there is not an effective registration statement registering the warrant shares for resale at the time of exercise. The Representative’s Warrant also provides for customary anti-dilution provisions and “piggyback” registration rights with respect to the registration of the shares of common stock underlying the Representative’s Warrant.

The Representative’s Warrant and the shares of common stock underlying the Representative’s Warrant have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e) of FINRA. The representative, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the Representative’s Warrant or the securities underlying the Representative’s Warrant, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s Warrant or the underlying shares for a period of 180 days from the commencement of sales of the securities issued in this offering. Additionally, the Representative’s Warrant may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the commencement of sales of the securities issued in this offering except to any underwriter and selected dealer participating in this offering and their bona fide officers or partners. The Representative’s Warrant will provide for adjustment in the number and price of the Representative’s Warrant and the shares of common stock underlying such Representative’s Warrant in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Right of First Refusal

Provided that we receive at least $4,000,000 in gross proceeds from this offering (excluding proceeds from Company Introduced Investors), we shall grant The Benchmark Company, LLC a right of first refusal to act as lead or joint investment banker, lead or joint book-runner, lead or joint placement agent, and/or investment banker/advisor, for each and every future public and private equity and debt offering, including all equity linked financings, for our Company, or any successor to or any subsidiary of our Company until December 29, 2023.

Lock-up Agreements

We have agreed with the underwriters that we will not, subject to certain exceptions, without the prior consent of The Benchmark Company, LLC, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (iii) complete any offering of debt securities, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock for a period of 60 days after the date of this prospectus supplement.

Additionally, our executive officers, directors and 5% or greater stockholder have agreed, subject to certain exceptions, not to offer, sell, dispose of or hedge any shares of our common stock or common stock equivalents, for a period of 90 days after the date of this prospectus supplement.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Stabilization

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our shares of common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than they are obligated to purchase under the Underwriting Agreement, creating a short position in our shares of common stock. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. To close out a short position or to stabilize the price per share the underwriters may bid for, and purchase, shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more than could be covered by the over-allotment option, or a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Finally, the underwriters may bid for, and purchase, shares in market making transactions, including “passive” market making transactions as described below.

The foregoing transactions may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the NYSE American or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock on the NYSE American immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for our shares and or warrants in excess of the highest independent bid price by persons who are not passive market makers; net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our shares during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

Passive market making may stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered.

Listing

Our shares of common stock are listed on NYSE American under the symbol “KULR.”

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by the underwriters is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as an underwriter, and should not be relied upon by investors.

Other Relationships

The underwriters have informed us that they do not expect to confirm sales of our shares offered by this prospectus supplement to any accounts over which it exercises discretionary authority. The underwriters and their affiliates may, in the future, engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They may in the future receive customary fees and commissions for these transactions. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the shares, or the possession, circulation or distribution of this prospectus supplement or any other material relating to us or the shares in any jurisdiction where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other material or advertisements in connection with the shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus supplement will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York. Certain legal matters in connection with this offer will be passed upon for the underwriters by Sheppard, Mullin, Richter & Hampton LLP, New York, New York.

EXPERTS

The consolidated financial statements of KULR Technology Group, Inc. and Subsidiary as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, included in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated herein by reference, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, which is incorporated herein by reference given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov.

Our website address is https://www.kulrtechnology.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information on our website to be part of this prospectus supplement or the accompanying prospectus. We have included our website address as an inactive textual reference only.

This prospectus supplement is part of a registration statement we filed with the SEC. This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiary and the securities we are offering. Statements in this prospectus supplement and in the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement is considered to be part of this prospectus supplement and the accompanying prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement and the accompanying prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any document previously incorporated by reference herein or therein have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities offered hereby is terminated or completed:

●	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 28, 2023;

●	Our Quarterly Reports on Form 10-Q for quarterly periods ended March 31, 2023 and June 30, 2023, filed with the SEC on May 15, 2023 and August 16, 2023, respectively;

●	Our Current Reports on Form 8-K, filed with the SEC on March 29, 2023, August 7, 2023, August 16, 2023, August 22, 2023, and August 30, 2023; and

●	The description of our shares of common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 28, 2023, including any subsequent amendment or any report filed for the purpose of updating such description.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus supplement, you should rely on the statements made in the most recent document. All information appearing in this prospectus supplement is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

KULR Technology Group, Inc.

Attention: Shawn Canter, Chief Financial Officer
4863 Shawline Street,

San Diego, CA 92111
(408) 663-5247

No person has been authorized to give any information or to make any representation not contained in this prospectus supplement, and, if given or made, such information and representation should not be relied upon as having been authorized by us. Neither this prospectus supplement nor the accompanying prospectus constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement or the accompanying prospectus nor any sale made hereunder will under any circumstances create an implication that there has been no change in the facts set forth in this prospectus supplement or the accompanying prospectus or in our business, financial condition or affairs since the date hereof.

PROSPECTUS

$100,000,000

KULR Technology Group, Inc.

Common Stock

Preferred Stock

Warrants

Units

We may from time to time, in one or more offerings at prices and on terms that we will determine at the time of each offering, sell common stock, preferred stock, warrants, or a combination of these securities, or units, for an aggregate initial offering price of up to $100,000,000. This prospectus describes the general manner in which our securities may be offered using this prospectus. Each time we offer and sell securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our Common Stock is currently traded on the NYSE American LLC under the symbol “KULR.” On July 1, 2021, the closing price of our Common Stock was $2.37 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus is listed on any national securities exchange or automated quotation system.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 8, in addition to Risk Factors contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See “Plan of Distribution.”

This prospectus is dated July 13, 2021

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. These documents are not an offer to sell or a solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of proceeds of $100,000,000. This prospectus describes the general manner in which our securities may be offered by this prospectus. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in documents incorporated by reference in this prospectus. The prospectus supplement that contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. Federal income tax consequences and any risk factors or other special considerations applicable to those securities. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying any securities in this offering.

Unless the context otherwise requires, references to “we,” “our,” “us,” “KULR” or the “Company” in this prospectus mean KULR Technology Group, Inc., a Delaware corporation, on a consolidated basis with its wholly-owned subsidiaries, as applicable.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents and information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact.

All statements in this prospectus and the documents and information incorporated by reference in this prospectus that are not historical facts are forward-looking statements. We may, in some cases, use terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions or the negative of such items that convey uncertainty of future events or outcomes to identify forward-looking statements.

Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

ABOUT KULR

Overview

KULR Technology Group, Inc., through our wholly-owned subsidiary KULR Technology Corporation, develops and commercializes high-performance thermal management technologies for batteries, electronics, and other components across an array of battery-powered applications. For aerospace and Department of Defense (“DOD”) applications, our solutions target high performance applications in direct energy, hypersonic vehicles and satellite communications. For commercial applications, our main focus is a total solution to battery safety and sustainability by which we aim to mitigate the effects of thermal runaway propagation which has been known to cause random fires in lithium-ion (“Li-ion”) batteries. This total battery safety solution can be used for electric vehicles, energy storage, battery recycling transportation, cloud computing and 5G communication devices. Our proprietary core technology is a carbon fiber material that provides what we believe to be superior thermal conductivity and heat dissipation for an ultra-lightweight and pliable material. By leveraging our proprietary cooling solutions that have been developed through longstanding partnerships with advanced technology users like NASA, the Jet Propulsion Lab and others, our products and services make commercial battery powered products safer and electronics systems cooler and lighter.

KULR’s business model continues to evolve from being a component supplier, to providing more design and testing services to our customers. The next step of evolution is to provide total system solutions to address market needs. In order to scale up as a systems provider more quickly and efficiently in (i) the Li-ion battery energy storage and recycling markets, (ii) battery cell design and safety testing, and (iii) advanced thermal management systems, such as hypersonic vehicles, KULR will actively seek partners for joint venture, technology licensing and other strategic partnership models. The goal is to leverage the Company’s thermal design technology expertise to create market leading products, which KULR will take to market directly to capture more value for KULR shareholders.

Battery safety technology is becoming increasingly vital to our world in which battery-operated devices are everywhere. Li-ion batteries are widely used in consumer electronics, aerospace, marine and automotive applications. In recent months, KULR has developed a total battery safety solution for its customers that spans a wide array of industries and applications. KULR has seen great success in using our patented thermal runaway shield (“TRS”) technology to prevent cell to cell thermal runaway propagation as well as module to module propagation. We have designed a total solution for customers from the design stages incorporating our materials all the way to testing their passive propagation resistant (“PPR”) battery packs. We are flexible and can work with different battery pack configurations across various industries. We developed a PPR reference design for CubeSat battery in December 2019. Based on this reference design platform, we were awarded a dual-use technology development agreement from NASA’s Marshall Space Flight Center to build 3D printed battery systems for manned and robotic space applications in August 2020. Our research and testing, as well as working alongside battery experts at NASA Johnson Space Center, has positioned us for further advancements at the forefront of battery safety.

Hundreds of millions of Li-ion cells are produced and transported annually and even those packaged to prevent external shorting can still experience thermal runaway (“TR”) due to internal shorts, caused by latent defects, when fully charged. In these dangerous cases, a torch-like fire is released as energy escapes from the cell and sends nearby cells into TR resulting in a large fire. As part of our total battery safety solution, we have designed a bag out of our TRS material to suppress the flames and prevent the TR event. Suitably placed, the TRS provides a means of protection not only from adjacent batteries but also outside fires of arbitrary origin. Experts at NASA’s Propulsion & Power Division found our TRS successful at extinguishing the fire generated by cells when they intentionally triggered the batteries into dangerous failures. Our TRS bag is currently being used on the International Space Station (“ISS”) through a project with Leidos, for storing laptop batteries in order to reduce the risk of TR.

Another key element of our battery safety solution is KULR internal short circuit (“ISC”) device and trigger cells which are used for cell testing and screening. Our patented ISC device, licensed from NASA/NREL, can be inserted by OEMs or manufacturers into cells to mimic failure conditions in a cell. Once the trigger device is placed inside the cell, it can be intentionally triggered on demand causing the cell to short circuit. Currently, we provide ISC devices to OEMs and cell manufacturers, as well as ready-made ISC trigger cells to customers to identify failure modes and safety issues within their systems. Currently we are creating an ecosystem based on our technology which can be applied to different battery architectures and chemistries.

Our management believes that within commercial markets, aerospace and defense, and high-value applications, cell safety testing and screening has become a topic of focus. Therefore, we plan to expand our capabilities to include full battery analysis and testing as outlined by NASA Johnson Space Center. We plan to fully incorporate this into our holistic approach to battery safety along with our PPR battery pack design and testing services, ISC device and trigger cell products and TRS bags. With increasing regulations and pressure from government bodies to mitigate the dangers of battery fires and TR, we plan to further develop our capabilities in this arena.

Our management expects high growth in the aerospace and defense sectors, specifically in regards to hypersonic vehicle programs, space missions and directed energy programs. Thermal management is a critical component of both hypersonic weapons programs and space missions. Our carbon fiber solutions are used for thermal management in missile defense programs and are particularly effective because of their survivability at very high temperatures. They are also very effective at transferring heat and mitigate the risk of overheating in such high-risk environments. Historically we have provided value to this sector and we expect to further develop our relationships with the Airforce Research Lab, the Naval Research Lab and prime contractors to market our solutions. Directed energy is currently in the spotlight as experts predict it will greatly impact the future of national security. Our CRUX cathode generates powerful electron pulses by field emission from the tops of our carbon fiber coating and has the potential to further develop the current technology.

In addition to evolving demands led by aerospace and defense, we have observed trending manufacturer-led opportunities in industries such as electric motor vehicles (“EV”) that have become increasingly more reliant on the Cloud, portability and high-demand processing power. KULR’s high performance thermal interface materials can be used to accelerate 5G communications development due to our material’s core properties: high thermal conductivity, light weight, and low contact pressure. 5G is one of the biggest opportunities going forward for transportation technology and we plan to take part in testing of digital and RF tests for 5G. Testing is still in early phases for both digital and RF communication chips, however, we are seeing a big growth opportunity for thermal management for 5G. Cloud computing is also an application of interest since high power communications chips and optical communication modules require cooling.

We have not yet achieved profitability and expect to continue to incur cash outflows from operations, as a result, we will eventually need to generate significant revenues to achieve profitability. Until that time we shall have to continue to raise cash as and when required through the sale of stock.

Market Opportunity and Strategy

Market

The world of electronics continues to become more and more demanding and performance driven. The increasing demand for reliability of microelectronics and Li-ion batteries has pushed thermal management to the forefront of many industries. We target our solutions to serve the following markets and applications: PPR battery design, Battery Storage and Transportation, Electrical Transportation, 5G Mobile and Cloud Computing Infrastructure, Aerospace and Defense.

Lithium-Ion Battery, Energy Storage and Battery Transportation Market. According to Prescient & Strategic Intelligence, Li-ion battery market was valued at $34 billion in 2018, the global Li-ion battery market is projected to surpass $106 billion by 2024, witnessing a CAGR of 21.8% between 2019 and 2024. The stationary battery storage market is forecasted to ramp from $11 billion in 2018 to $170 billion by 2030, according to a 2019 Global Market Insights, Inc. report. Favorable regulatory policies pertaining to sustainable energy technologies coupled with upsurge in investments toward large scale storage units with increased power output will drive the market size.

According to Market Research Future, the global thermal management market is expected to reach approximately $15 billion by end of 2023 with 7% compound annual growth rate during the forecast period from 2017 to 2023. According to the report, in recent years, electronic devices and systems have undergone tremendous technological growth. Advancements in the electronics industry have led to an increased need for innovative thermal management technologies, which serve to improve performance and reliability. The report states that technological progress has come on two fronts: increased functionality on a single device unit and miniaturization of each unit. As a result, there has been an increased demand for thermal management technologies. The report analyzes the thermal market by four segments, including hardware, software, interfaces, and substrates.

Electrical Transportation Market. According to Frost & Sullivan’s recently released “Global Electric Vehicle Market Outlook EV industry will need to overcome major challenges related to battery technology and charging infrastructure, both of which have fallen far short of the pace set by global EV sales.

5G Mobile Computing Market. The next generation mobile computing platform, also known as the “5G” mobile wireless standard, presents new challenges and demands to improve the performance and reliability of mobile infrastructures and consumer devices. According to the IHS Markit’s global study, in 2035, when 5G’s full economic benefit should be realized across the globe, a broad range of industries – from retail to education, transportation to entertainment, and everything in between – could produce up to $12.3 trillion worth of goods and services enabled by 5G.

Cloud Computing Market. A key area of cloud computing is optical data transfer and communications connections and lines. Optical data is faster and more efficient and, as cloud computing banks move to acquire and utilize optical data, thermal management will play a pivotal role in maintaining the peak performance and safety of these expensive and highly sensitive computer connections. The processing demands of artificial intelligence (“AI”) technology in the cloud requires advanced thermal management solutions for processors and memory modules.

Space Exploration and Communications Market. Demand for nano-satellites and re-usable launch vehicle systems is anticipated to be driven by the massive investment made by governments and private enterprises. The overall trend in space investment is stable financially but explosive numerically, providing vastly more opportunity for space technology providers. Increasingly, investments in space exploration and commercialization are being led by well-funded private companies with most focused-on satellite development and deployment. KULR’s heritage in space thermal management technology positions us well in this market.

 We believe KULR’s technology solution excels in a number of categories important in the world of thermal management. KULR’s proprietary carbon fiber-based solutions are generally more thermally conductive, lighter weight, require less contact pressure, and offer greater design flexibility and durability compared to traditional solutions. As a result, we believe KULR has real potential to offer a unique value proposition to customers in the multibillion-dollar thermal management industry. KULR aims to provide cost-effective, superior thermal management solutions for a group of electronic manufacturers.

Sales and Marketing Strategy

The Company markets and sells products and solutions directly to customers. We believe that our direct relationship with end customers allows us to have more in-depth technical interactions with our customers and faster turnaround time. We market to our customers through our website, industry conferences, and industry market research reports. In 2021, we plan to expand our sales network by working with sales agents and distributors for more mature and off-the-shelf products such as FTI and Cathode products. For PPR design service, we will continue to work with customers directly.

Advertising and Communications Strategy

We plan to utilize all forms of advertising and communications tools at our disposal. This includes commissioning unbiased white papers and technical papers, attending, sponsoring, and guest speaking at industry events, conferences, and symposiums. We have hired a public relations consultant who will oversee our press releases and media relations interface with newspapers, magazines, and blogs. We have also hired a SEO specialist for social media outreach activities and will also rely on the company’s pedigree within the thermal management community to spread high praise via word of mouth. To date, as a result of these efforts, we have been mentioned in WSJ, Cheddar TV, CNBC, Forbes, EETimes, USA Today, Business Insider and others.

Intellectual Property and Patent Strategy

Our intellectual property strategy includes pursuing patent protection for new innovations in core carbon fiber architecture development, application development, acquisition of intellectual property, and licensing of third-party patents and intellectual property. As of December 31, 2020, we have eight pending nonprovisional and provisional patent applications and we have four patents granted and assigned to KULR. We also have an exclusive license to four third party patents.

Product and Services

Our heat management products and services can be divided into the following categories, subcategories and functionalities:

Lithium-Ion Battery Thermal Runaway Shield (“TRS”): KULR has developed a thermal insulation technology aimed at passive resistance to thermal runaway propagation in Li-ion batteries in partnership with National Aeronautics and Space Administration Johnson Space Center (“NASA JSC”). HYDRA TRS acts as a heat sink during normal Li-ion battery pack operation but also prevents thermal runaway propagation, which is a serious concern for aerospace and defense customers and electric vehicle manufacturers. The HYDRA is a vaporizing thermal capacitor that provides passive prevention of thermal runaway propagation (“TRP”) in Li-ion battery packs. Thermal runaway can occur spontaneously in a Li-ion cell due to a short. This can trigger an explosive release of electric energy that ruptures the end cap resulting in a flare and combustion of cell materials. Released heat drives the triggered cell temperatures to > 500°C, causing a dramatic increase in neighboring cell temperatures. Temperatures above the critical 130°C greatly increases the chance for a short in adjacent cells and result in TRP. TRS keeps neighboring cell temperatures from rising above 100°C (well below the 130°C threshold) and prevents TRP.

Fiber Thermal Interface Material (“FTI”): KULR thermal interface materials (“TIMs”) consist of vertically oriented carbon fiber velvets attached to a film of polymer or metal. The fiber packing density and orientation are selected to serve a wide range of applications, including hostile thermal and chemical environments, sliding interfaces, and interfaces with widely varying gaps. They can be coated for electrical isolation. They require low contact pressure and provide high thermal conductivity. Their light weight and high compliance make them uniquely suited for aerospace, industrial and high-performance commercial devices.

Phase Change Material (“PCM”) Heat Sink: KULR PCM composite heat sinks consisting of a conductive carbon fiber velvet embedded with a suitable alkane (“paraffin”) having high latent heat at its melting point. Such heat sinks offer passive thermal control for instruments that would otherwise overheat or under-cool during periodic operations. A typical application involves lasers that dissipate heat but need tight thermal control where active cooling is unavailable.

HYDRA TRS Battery Storage Bag: KULR developed the HYDRA TRS Bag to safely store and transport Li-ion batteries in partnership with NASA Johnson Space Center for the International Space Stations. Between January and June 2019 experts with NASA’s Propulsion & Power Division tested storage and use of rechargeable lithium-ion laptop batteries. The tests intentionally triggered the batteries into dangerous failures in order to study what storage methods may stop battery fires from spreading battery to battery in thermal runaway propagation. As a result, KULR TRS bags are currently in service on the International Space Station for storage of spare laptop batteries, having flown November 2, 2019 on the CRS2 NG-12 resupply mission. KULR is developing a commercial version for mass market applications.

Internal Short Circuit (“ISC”) Device: In March 2018, KULR reached an agreement with the National Renewable Energy Laboratory (“NREL”), a national laboratory of the U.S. Department of Energy, to be the exclusive manufacturing and distribution partner for the patented ISC device, which causes predictable battery cell failures in Li-ion batteries, making them easier to study and, therefore, safer. Li-ion batteries are the industry and consumer standard for portable power; billions of individual battery cells exist and billions more are planned for production. They provide power for everything from smart phones and laptops to electric cars and space crafts. But Li-ion batteries fail, sometimes with catastrophic results. Due to the relative rarity of cell failures, scientists and researchers had been unable to reliably or accurately replicate latent defect cell failures in lab settings, impeding research into safer battery technology. In 2020, KULR has produced and sold both ISC devices and ISC trigger cells to customers.

CRUX Cathode: The CRUX Cathode is composed of a carbon fiber velvet, providing a means of generating powerful electron pulses by field emission from the tops of the carbon fibers. CRUX Cathodes can be customized for different applications including the generation of microwaves, x-rays, and laser radiation. They can be fabricated in a wide variety of physical configurations, ranging from simple planar and cylindrical forms to more complex lobed shapes.

Stock Listing

Our common stock is listed on The NYSE American LLC under the symbol “KULR.”

Corporate Information

Our principal executive offices are located at 1999 S. Bascom Ave., Suite 700, Campbell, California 95008. Our telephone number is 408-663-5247. Our corporate website is www.KULRTechnology.com. Information contained in or accessible through our website is not part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information.”

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including and for general working capital purposes. We may also use a portion of the net proceeds to acquire or invest in businesses and products that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus.

DESCRIPTION OF COMMON STOCK

General

We are authorized to issue 500,000,000 shares of common stock, $0.0001 par value per share.

Voting Rights. Each holder of our common stock is entitled to one vote per share on all matters on which stockholders are generally entitled to vote. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

Dividends.  Subject to the preferential rights, if any, of the holders of any outstanding series of our preferred stock, holders of shares of our common stock are entitled to receive dividends out of any of our funds legally available when, as and if declared by our Board of Directors (our “Board”). The timing, declaration, amount and payment of future dividends depend upon our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant.

Liquidation.  If we liquidate, dissolve or wind up our affairs, holders of our common stock will be entitled to share proportionately in our assets available for distribution to stockholders, subject to the preferential liquidation rights, if any, of the holders of any outstanding series of our preferred stock.

Other Rights.  The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue up to 20,000,000 shares of preferred stock, $0.0001 par value per share. The shares of preferred stock may be issued in series and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.  Issuances of preferred stock could dilute the voting power of common stockholders, adversely affect the voting power of common stockholders, adversely affect the likelihood that common stockholders will receive dividend payments on liquidation, and have the effect of delaying or preventing a change in shareholder and management control.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under some circumstances, have the effect of delaying, deferring or preventing a change in control of the Company.

A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. Such prospectus supplement will include:

●	the title and stated or par value of the preferred stock;

●	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

●	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

●	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

●	the provisions for a sinking fund, if any, for the preferred stock;

●	any voting rights of the preferred stock;

●	the provisions for redemption, if applicable, of the preferred stock;

●	any listing of the preferred stock on any securities exchange;

●	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price or the manner of calculating the conversion price and conversion period;

●	if appropriate, a discussion of Federal income tax consequences applicable to the preferred stock;

●	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

The terms, if any, on which the preferred stock may be convertible into or exchangeable for our common stock will also be stated in the preferred stock prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock to be received by the holders of preferred stock would be subject to adjustment.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with any preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the agreement and us. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of some provisions of the warrants is not complete. You should refer to the warrant agreement, including the forms of warrant certificate representing the warrants, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants. The warrant agreement, together with the terms of the warrant certificate and warrants, will be filed with the SEC in connection with the offering of the specific warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

●	the title of the warrants;

●	the aggregate number of the warrants;

●	the price or prices at which the warrants will be issued;

●	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

●	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

●	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

●	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

●	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

●	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

●	the minimum or maximum amount of the warrants that may be exercised at any one time;

●	information with respect to book-entry procedures, if any;

●	if appropriate, a discussion of Federal income tax consequences; and

●	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants for the purchase of common stock or preferred stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the common stock or preferred stock purchasable upon exercise, including in the case of warrants for the purchase of common stock or preferred stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of shares of common stock, shares of preferred stock or warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

●	the terms of the units and of any of the common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

●	a description of the terms of any unit agreement governing the units; and

●	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	the net proceeds from the sale of the securities

●	any delayed delivery arrangements

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Continuous Offering Program

Without limiting the generality of the foregoing, we may enter into a continuous offering program equity distribution agreement with a broker-dealer, also known as an At-the-Market offering, or “ATM”, under which we may offer and sell shares of our common stock from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of the shares of common stock, if any, will be made by means of ordinary brokers’ transactions at market prices on the securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell shares of common stock to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell shares of common stock to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, other than our common stock all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of KULR Technology Group, Inc. and Subsidiary as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, included in our annual report on Form 10-K for the year ended December 31, 2020, which is incorporated herein by reference, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, which is incorporated herein by reference given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents are incorporated by reference and made a part of this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 19, 2021;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 filed with the SEC on May 21, 2021;

●	our Current Report on Form 8-K filed with the SEC on May 20, 2021 and June 11, 2021;

●	the description of our common stock contained in the our Registration Statement on Form 8-A filed with the SEC on June 2, 2021 (File No. 001-40454), including any amendment or report filed for the purpose of updating such description; and

●	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

We also incorporate by reference any future filings (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at 1999 S. Bascom Ave., Suite 700, Campbell, California 95008, phone number (408) 663-5247.

Shares

Common Stock

PROSPECTUS SUPPLEMENT

Sole Book Running Manager	Co-Manager
The Benchmark Company	Titan Partners Group
a division of American Capital Partners, LLC

September     , 2023